Filed Pursuant to Rule 424(b)(2)
Registration No. 333-231606

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A Common Stock, par value $0.001 per share	4,830,000	$65.00	$313,950,000	$38,050.74

(1)	Includes 630,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock.
(2)

Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3ASR (File No. 333-231606) filed by the registrant.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 20, 2019)

4,200,000 Shares

Class A Common Stock

We are offering 4,200,000 shares of our Class A common stock, par value $0.001 per share (our “Class A common stock”).

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CVNA.” On May 21, 2019, the last reported sale price of our Class A common stock was $67.03 per share.

We have two classes of common stock: Class A common stock and Class B common stock. Holders of the Class A common stock are entitled to one vote per share. Ernest Garcia, II, Ernie Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units” and together with the Class A Units (“LLC Units”)) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock). All other holders of Class B common stock are each entitled to one vote per share. All holders of Class A and Class B common stock vote together as a single class except as otherwise required by applicable law. Holders of the Class B common stock do not have any right to receive dividends or distributions upon the liquidation or winding up of us.

Carvana Co. will contribute its net proceeds from this offering to its wholly owned subsidiary, Carvana Co. Sub LLC (“Carvana Sub”), that will in turn use such net proceeds to purchase newly-issued Class A Units in Carvana Group. The purchase price for the Class A Units will be equal to 0.8 times the public offering price of the shares of Class A common stock less the underwriting discounts and commissions referred to below. Carvana Group will use the net proceeds it receives in connection with this offering as described under “Use of Proceeds.” Upon completion of this offering, Carvana Co. will own, indirectly through Carvana Sub, 60,998,407 Class A Units representing a 32% economic interest in Carvana Group. Although Carvana Co. has an indirect minority economic interest in Carvana Group, Carvana Sub is the sole manager of Carvana Group and, through Carvana Group, operates and controls its business. The other owners of Carvana Group will hold the remaining 132,848,021 LLC Units representing a 68% economic interest in Carvana Group, LLC Units are, from time to time, exchangeable for shares of Class A common stock or, at our election, for cash. Carvana Co. is a holding company and its sole asset is the capital stock of Carvana Sub, whose only assets are equity interests in Carvana Group and Carvana, LLC. Immediately following this offering, the holders of Class A common stock will collectively own 100% of the economic interests in Carvana Co. and have 5% of the voting power of Carvana Co. The holders of our Class B common stock will have the remaining 95% of the voting power of Carvana Co.

	Per share	Total
Public offering price	$65.00	$273,000,000
Underwriting discounts and commissions(1)	$ 3.25	$ 13,650,000
Proceeds, before expenses	$61.75	$259,350,000

(1) See “Underwriting” for a description of the compensation payable to the underwriters.

See “Risk Factors“ beginning on page S-10, along with the risk factors incorporated by reference herein, to read about factors you should consider before buying shares of our Class A common stock.

Neither the United States Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of the securities that may be offered under this prospectus supplement, nor have any of these regulatory authorities determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Concurrently with this offering, we are offering, $250.0 million unsecured senior notes in a separate offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), The completion of this offering is not contingent upon the completion of the concurrent offering of unsecured senior notes, and the completion of the concurrent offering of unsecured senior notes is not contingent upon the completion of this offering.

The underwriters may also exercise their option to purchase up to an additional 630,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares on or about May 24, 2019.

Wells Fargo Securities	Citigroup	Deutsche Bank Securities

May 21, 2019

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference (as described below under the heading “Incorporation of Certain Information by Reference”).

Neither we nor the underwriters have authorized anyone to give any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as the to the reliability of, any other information that others give you. In this prospectus supplement, any reference to an applicable prospectus supplement may refer to a free writing prospectus, unless the context otherwise requires. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the applicable document.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

If the description of the offering varies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Any statements included the accompanying prospectus or the information incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that statements contained in this prospectus supplement modify or supersede those statements. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

TRADEMARKS AND TRADENAMES

This prospectus supplement includes our trademark and service mark, “Carvana,” which is protected under applicable intellectual property laws and is the property of the issuer or its subsidiaries. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This prospectus supplement and the accompanying prospectus, along with the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, such as statements about our future financial performance, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We cannot assure you that future developments affecting us will be those that we have anticipated. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” in this prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statements were made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement and the accompanying prospectus, along with the documents incorporated by reference, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, along with the information incorporated by reference, including the more detailed information regarding our company, the Class A common stock being sold by us in this offering and our consolidated financial statements and the related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus supplement entitled “Cautionary note regarding forward-looking statements.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” and “our company” refer to and similar references refer to Carvana Co. (“Carvana”) and its consolidated subsidiaries, including Carvana Group, LLC (“Carvana Group”).

Our Company

Carvana is a leading e-commerce platform for buying and selling used cars. We are transforming the used car buying experience by giving consumers what they want—a wide selection, great value and quality, transparent pricing and a simple, no pressure transaction. Each element of our business, from inventory procurement to fulfillment and overall ease of the online transaction, has been built for this singular purpose.

We provide a refreshingly different and convenient car buying experience that can save buyers time and money. On our platform, consumers can research and identify a vehicle, inspect it using our patented 360-degree vehicle imaging technology, obtain financing and warranty coverage, purchase the vehicle and schedule delivery or pick-up, all from their desktop or mobile devices. Our transaction technologies and online platform transform a traditionally time consuming process by allowing customers to secure financing, complete a purchase and schedule delivery online in as little as 10 minutes.

Our technology and infrastructure allow us to seamlessly and cost efficiently deliver this car buying experience to our customers. We use proprietary algorithms to optimize our nationally pooled inventory of approximately 18,200 vehicles, inspect and recondition our vehicles based on our 150-point inspection process and operate our own logistics network to deliver cars directly to customers as soon as the next day. Customers in certain markets also have the option to pick up their vehicle at one of our patented vending machines, which provides an exciting pick-up experience for the customer while decreasing our variable costs, increasing scalability and building brand awareness.

The automotive retail industry’s large size, fragmentation, and lack of differentiated offerings present an opportunity for disruption. We have demonstrated that our custom-built business model can capitalize on this opportunity. From the launch of our first market in January 2013 through March 31, 2019, we purchased, reconditioned, sold and delivered approximately 202,740 vehicles to customers through our website, generating $4.1 billion in revenue. Our sales have grown as we have increased our market penetration in our current markets and added new markets. As of March 31, 2019, our in-house distribution network services 109 metropolitan markets, and we plan to continue to expand our network into additional markets.

Our revenues have grown from $365.1 million in 2016 to $858.9 million in 2017 and $1,955.5 million in 2018 representing a 127.7% increase over the $858.9 million in revenue that we generated for the year ended December 31, 2017. Our revenues have grown from $360.4 million in the three months ended March 31, 2018 to $755.2 million in the three months ended March 31, 2019, representing a 109.5% increase over the prior period. We continue to invest heavily in growth and generated a net loss of

$254.7 million for the year ended December 31, 2018 compared to a net loss of $164.3 million for the year ended December 31, 2017, and we generated a net loss of $82.6 million for the three months ended March 31, 2019, compared to a net loss of $52.7 million for the three months ended March 31, 2018.

Concurrent Notes Offering

Concurrently with this offering, we are offering to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) and outside the United States to persons other than U.S. persons in reliance on Regulation S under the Securities Act, in a separate offering exempt from registration under the Securities Act, $250.0 million aggregate principal amount of new 8.875% senior notes due 2023 (the “New Notes”), which will be issued as “additional notes” under the indenture governing our existing 8.875% senior notes due 2023 (the “Existing Notes” and together with the New Notes, the “Notes”) pursuant to a separate offering memorandum. We have entered into a purchase agreement with the initial purchasers of the New Notes offering, and we expect the offering to close on May 24, 2019, subject to the satisfaction of customary closing conditions. We will receive net proceeds from our concurrent New Notes offering of approximately $246.9 million, after deducting discounts and commissions to the initial purchasers but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from the New Notes offering and this offering for general corporate purposes.

We cannot give any assurance that the concurrent offering of our New Notes will be completed, or that we will complete such offering for the amount of New Notes contemplated. The completion of this offering is not contingent upon the completion of the concurrent offering of our New Notes, and the completion of the concurrent offering of our New Notes is not contingent upon the completion of this offering. The foregoing description and other information in this prospectus regarding the concurrent New Notes offering is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any New Notes.

THE OFFERING

Class A common stock offered	4,200,000 shares (or 4,830,000 shares if the underwriters’ option to purchase additional shares is exercised in full)

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to 630,000 additional shares of common stock from us at the public offering price less the underwriting discount.

Class A common stock to be outstanding after this offering	48,934,717 Shares (or 49,564,717 shares if the underwriters’ option to purchase additional shares is exercised in full). If all outstanding LLC Units held by the LLC Unitholders were exchanged for newly-issued shares of Class A common stock in accordance with the Exchange Agreement, 155,029,130 shares of Class A common stock would be outstanding.

Class B common stock to be outstanding immediately after this offering	101,380,607 shares. Immediately after this offering, the LLC Unitholders will continue to own 100% of the outstanding shares of our Class B common stock.

Ratio of shares of Class A common stock to LLC Units	Carvana Group maintains a four-to-five ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities and subject to adjustment as set forth in the Exchange Agreement, and taking into account Carvana Sub’s 0.1% ownership interest in Carvana, LLC).

Voting	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

LLC Unitholders hold a number of shares of Class B common stock equal to 0.8 times the number of Class A Units held by the LLC Unitholders (other than Carvana Sub). Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally for so long as the Garcia Parties maintain direct or indirect beneficial ownership of at least 25% of the outstanding shares of our Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units were exchanged for Class A common stock).

Holders of our Class A and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

We are controlled by the Garcia Parties. Upon completion of this offering, the Garcia Parties will control approximately 94% of the voting interest in us (or approximately 94% if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We will receive net proceeds from this offering of approximately $259.4 million, after deducting estimated underwriting discounts and commissions but before deducting estimated offering expenses payable by us.

We intend to contribute the net proceeds to our wholly owned subsidiary, Carvana Sub, that will in turn acquire newly-issued Class A Units in Carvana Group. In turn, Carvana Group intends to apply the net proceeds it receives from us in this offering for general corporate purposes.

See “Use of Proceeds” in this prospectus supplement and “Organizational Structure” in the accompanying prospectus.

Risk factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before investing in our Class A common stock.

NYSE symbol	“CVNA.”

Lock-up agreements	We and each of our executive officers, directors and certain of our LLC Unitholders, including the Garcia Parties have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of Class A common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of Class A common stock or units until 75 days after the date of the underwriting agreement for this offering, except with the prior written consent of Wells Fargo Securities, LLC and Citigroup Global Markets Inc. See the section titled “Underwriting” for additional information.

The number of shares of Class A common stock to be outstanding following this offering is based on 44,734,717 shares of Class A common stock outstanding as of May 16, 2019, and unless otherwise indicated, all information in this prospectus:

•	assumes that the underwriters’ option to purchase 630,000 additional shares of Class A common stock from us is not exercised;

•	excludes the shares of Class A common stock that may be issuable upon exercise of redemption and exchange rights held by the LLC Unitholders;

•

excludes 10.9 million shares of Class A common stock reserved for future issuance under our 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) as of May 16, 2019, after considering granted and forfeited awards;

•	excludes 1.3 million shares of Class A common options issuable upon exercise of options outstanding as of May 16, 2019 with an average exercise price of $28.84 per share;

•	excludes 1.0 million shares of Class A common stock issuable upon vesting and settlement of restricted stock awards and units outstanding as of May 16, 2019;

•

assumes total net exchangeable outstanding LLC Units of 132.6 million held by LLC Unitholders other than Carvana Sub, including 127.1 million Class A Units and 5.5 million net exchangeable Class B Units. Net exchangeable Class B Units are calculated based on the product of (x) $65.00 per share multiplied by the exchange ratio of 0.8, less the weighted average participation threshold of the exchangeable Class B Units, and (y) 5.9 million (based on the public offering price of $65.00 per share) exchangeable Class B Units divided by (z) $65.00 per share multiplied by the exchange ratio; and

•	does not give effect to the concurrent New Notes offering.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following tables present, as of the dates and for the periods indicated, the summary historical consolidated financial and other data for Carvana Co. and its consolidated subsidiaries. The summary consolidated statement of operations data for the years ended December 31, 2016, 2017 and 2018 and the summary consolidated balance sheet data as of December 31, 2017 and 2018 have been derived from the audited consolidated financial statements of Carvana Co. incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data for the year ended December 31, 2015 and the consolidated balance sheet data as of December 31, 2015 and December 31, 2016 presented below have been derived from the audited consolidated financial statements of Carvana Group, LLC and its subsidiaries not included or incorporated by reference in this prospectus supplement. The summary condensed consolidated statement of operations data for the three months ended March 31, 2018 and 2019 and the summary condensed consolidated balance sheet data as of March 31, 2019 have been derived from the unaudited condensed consolidated financial statements of Carvana Co. incorporated by reference in this prospectus supplement. The summary condensed consolidated balance sheet data as of March 31, 2018 has been derived from the unaudited condensed consolidated financial statements of Carvana Co. not included or incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited interim financial data contains all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of our financial position and results of operations as of and for such periods. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for the full year ending December 31, 2019 or for any other future period.

The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,				Three Months Ended March 31,
	2015	2016	2017	2018	2018	2019
					(Unaudited)
	(in thousands, except per share and per unit data)
Consolidated Statements of Operations Data:
Used vehicle sales, net	$124,972	$341,989	$796,915	$1,785,045	$334,056	$683,829
Wholesale vehicle sales	3,743	10,163	28,514	73,584	10,133	33,030
Other sales and revenue(1)	1,677	12,996	33,441	96,838	16,233	38,375

Net sales and operating revenues	130,392	365,148	858,870	1,955,467	360,422	755,234
Cost of sales	129,046	345,951	790,779	1,758,758	326,188	666,702

Gross profit	1,346	19,197	68,091	196,709	34,234	88,532
Selling, general and administrative expenses	36,678	108,676	223,400	425,258	83,186	155,241
Interest expense(2)	1,412	3,587	7,659	25,018	3,541	15,648
Other expense, net	36	46	1,348	1,178	179	239

Loss before income taxes	(36,780)	(93,112)	(164,316)	(254,745)	(52,672)	(82,596)
Income tax provision	—	—	—	—	—	—

Net loss	(36,780)	(93,112)	(164,316)	(254,745)	(52,672)	(82,596)
Less: net loss attributable to non-controlling interests	—	—	(101,475)	(192,991)	(45,629)	(54,047)

Net loss attributable to Carvana Co.	$(36,780)	$(93,112)	$(62,841)	$(61,754)	$(7,043)	$(28,549)

	Year Ended December 31,				Three Months Ended March 31,
	2015	2016	2017	2018	2018	2019
					(Unaudited)
	(in thousands, except per share and per unit data)
Net loss per share of Class A common stock, basic and diluted(3)	$(0.27)	$(0.68)	$(1.31)	$(2.24)	$(0.53)	$(0.69)
Selected Other Data (unaudited):
Number of markets at period end	9	21	44	85	56	109
Retail units sold	6,523	18,761	44,252	94,108	18,464	36,766
Inventory units available on website	1,842	7,310	9,505	14,657	11,366	18,221
Total gross profit per unit (inc. Gift)	$206	$1,023	$1,539	$2,090	$1,854	$2,408
Total gross profit per unit ex-Gift(4)	$206	$1,023	$1,539	$2,133	$1,854	$2,429
Net loss margin	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(14.6)%	(10.9)%
EBITDA ex-Gift(5)	$(32,568)	$(84,867)	$(145,089)	$(194,367)	$(44,526)	$(56,031)
EBITDA margin ex-Gift(5)	(25.0)%	(23.2)%	(16.9)%	(9.9)%	(12.4)%	(7.4)%
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$43,134	$39,184	$172,680	$78,861	$121,497	$85,321
Vehicle inventory	$68,038	$185,506	$227,446	$412,243	$299,780	$525,694
Total assets	$136,012	$335,833	$641,137	$991,013	$720,734	$1,338,401
Floor Plan Facility	$42,302	$165,313	$248,792	$196,963	$348,533	$434,777
Senior unsecured notes(6)	—	—	—	$342,869	—	$343,251
Long-term debt, excluding current portion	—	$4,404	$48,469	$82,480	$66,788	$135,788
Class A Convertible Preferred Stock	—	—	$97,127	—	$98,507	—

(1)

Includes $0, $460, $8,947, $25,572, $4,111 and $10,573 of other sales and revenues from related parties for each of the years ended December 31, 2015, 2016, 2017 and 2018 and the three months ended March 31, 2018 and 2019, respectively.

(2)

Includes $0, $0, $1,382, $370, $0 and $333 of interest expense to related parties for each of the years ended December 31, 2015, 2016, 2017 and 2018 and the three months ended March 31, 2018 and 2019, respectively.

(3)

Amounts for periods prior to our initial public offering (the “IPO”) have been retrospectively adjusted to give effect to 15.0 million shares of Class A common stock issued in the IPO and our organizational transactions (the “Organizational Transactions”). See “Organizational Structure” in the accompanying prospectus for more information regarding the Organizational Transactions.

(4)

On September 10, 2018, we announced a commitment by our Chief Executive Officer, Ernest Garcia III (“Mr. Garcia”), to contribute 165 shares of Class A common stock to us from his personal shareholdings for every one of our then-existing employees upon their satisfying certain employment tenure requirements. In connection with these contributions, we have made corresponding grants of 165 restricted stock units under the 2017 Incentive Plan to each employee who has satisfied the requirements and intend to make grants to the remaining then-existing employees as they satisfy the requirements (the “100k Milestone Gift” or “Gift”). Under United States generally accepted accounting principles (“GAAP”), the 100k Milestone Gift is treated as compensation expense, a portion of which relates to the production of our used vehicle inventory and is therefore capitalized to inventory and subsequently recognized within costs of sales when the related inventory is sold.

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to gross profit, as determined by GAAP. Gross Profit ex-Gift is defined as gross profit before compensation expense related to the 100k Milestone Gift included in cost of sales. Gross Profit per Unit ex-Gift is Gross Profit ex-Gift divided by units sold. We use Gross Profit ex-Gift to measure the operating performance of our business and Gross Profit per Unit ex-Gift to measure our operating performance relative to our units sold. We believe that Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are useful measures to us and to our investors because they exclude the expense associated with the 100k Milestone Gift recognized in cost of sales. We expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense beginning in the second half of 2018 and continuing through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, therefore we expect the impact on shares outstanding to be nearly zero. We believe that excluding it enables us to more effectively evaluate our performance period-over-period and relative to our competitors.

A reconciliation of the Gross Profit ex-Gift amounts to each corresponding gross profit amount, which are the most directly comparable GAAP measures and include expenses attributable to the 100k Milestone Gift, and calculations of each Gross Profit per Unit ex-Gift amount are as follows:

	Year Ended December 31,				Three Months Ended March 31,
	2015	2016	2017	2018	2018	2019
					(Unaudited)
	(in thousands, except per unit amounts)
Used vehicle gross (loss) profit	$(212)	$5,944	$32,806	$94,319	$16,646	$47,122
100k Milestone Gift in used vehicle cost of sales	—	—	—	3,870	—	764

Used vehicle gross (loss) profit ex-Gift	$(212)	$5,944	$32,806	$98,189	$16,646	$47,886

Used vehicle unit sales	6,523	18,761	44,252	94,108	18,464	36,766

Used vehicle gross (loss) profit per unit ex-Gift	$(33)	$317	$741	$1,043	$902	$1,302

Wholesale vehicle gross (loss) profit	$(119)	$257	$1,845	$5,552	$1,355	$3,035
100k Milestone Gift in wholesale vehicle cost of sales	—	—	—	133	—	22

Wholesale vehicle gross (loss) profit ex-Gift	$(119)	$257	$1,845	$5,685	$1,355	$3,057

Wholesale vehicle unit sales	1,070	2,651	6,509	15,125	2,342	6,701

Wholesale vehicle gross (loss) profit per unit ex-Gift	$(111)	$97	$283	$376	$579	$456

Total gross profit	$1,346	$19,197	$68,091	$196,709	$34,234	$88,532
100k Milestone Gift in total cost of sales	—	—	—	4,003	—	786

Total gross profit ex-Gift	$1,346	$19,197	$68,091	$200,712	$34,234	$89,318

Used vehicle unit sales	6,523	18,761	44,252	94,108	18,464	36,766

Total gross (loss) profit per unit ex-Gift	$206	$1,023	$1,539	$2,133	$1,854	$2,429

(5)

EBITDA ex-Gift and EBITDA Margin ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA ex-Gift is defined as net loss before interest expense, income tax expense, depreciation and amortization expense, and the compensation expense related to the 100k Milestone Gift. EBITDA Margin ex-Gift is EBITDA ex-Gift as a percentage of total revenues.

We use EBITDA ex-Gift to measure the operating performance of our business and EBITDA Margin ex-Gift to measure our operating performance relative to our total revenues. We believe that EBITDA ex-Gift and EBITDA Margin ex-Gift are useful measures to us and to our investors because they exclude certain financial and capital structure items and the expense associated with the 100k Milestone Gift that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. In particular, we expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense beginning in the second half of 2018 and continuing through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, therefore we expect the impact on shares outstanding to be nearly zero. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA ex-Gift and EBITDA Margin ex-Gift may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of EBITDA ex-Gift to net loss which includes 100k Milestone Gift expense and is the most directly comparable GAAP measure, and calculation of EBITDA Margin ex-Gift is as follows:

	Year Ended December 31,				Three Months Ended March 31,
	2015	2016	2017	2018	2018	2019
					(Unaudited)
	(in thousands)
Net loss	$(36,780)	$(93,112)	$(164,316)	$(254,745)	$(52,672)	$(82,596)
Depreciation and amortization expense	2,800	4,658	11,568	23,539	4,605	7,943
Interest expense	1,412	3,587	7,659	25,018	3,541	15,648
100k Milestone Gift	—	—	—	11,821	—	2,974

EBITDA ex-Gift	$(32,568)	$(84,867)	$(145,089)	$(194,367)	$(44,526)	$(56,031)

Total revenues	$130,392	$365,148	$858,870	$1,955,467	$360,422	$755,234

EBITDA Margin ex-Gift	(25.0)%	(23.2)%	(16.9)%	(9.9)%	(12.4)%	(7.4)%

EBITDA ex-Gift and EBITDA Margin ex-Gift have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA ex-Gift and EBITDA Margin ex-Gift do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA ex-Gift and EBITDA Margin ex-Gift do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt and finance lease obligations;

•

although depreciation and amortization charges are non-cash in nature, the assets being depreciated and amortized will often have to be replaced in the future, EBITDA ex-Gift and EBITDA Margin ex-Gift do not reflect the cash requirements to acquire or replace intangible assets or property and equipment; and

•	EBITDA ex-Gift and EBITDA Margin ex-Gift do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments.

Because of these limitations, these non-GAAP measures should not be considered as a replacement for net loss or as measures of discretionary cash available to us to service our indebtedness or invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

(6)	As of both March 31, 2019 and December 31, 2018, a related party held $15.0 million of the Existing Notes.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus supplement, including the risk factors associated with our business included in Item 1A under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, in each case as updated by our subsequent filings with the SEC, you should carefully consider the following risk factors set forth below before making an investment in our Class A common stock. See “Where You Can Find More Information.” Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Carvana Co. unless the context clearly indicates otherwise.

Risks Related to This Offering and Ownership of our Class A Common Stock

The Garcia Parties control us and will continue to control us following this offering and their interests may conflict with ours or yours in the future.

The Garcia Parties hold approximately 94% of the voting power of our outstanding capital stock through their beneficial ownership of our Class A common stock and Class B common stock as of May 16, 2019. Immediately following this offering of Class A common stock, the Garcia Parties will together hold approximately 94% of the voting power of our outstanding capital stock (or approximately 94% if the underwriters exercise their option to purchase additional shares in full) through their beneficial ownership of our Class A common stock and Class B common stock. The Garcia Parties are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units were exchanged for Class A common stock). Our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. So long as the Garcia Parties continue to beneficially own a sufficient number of shares of Class B common stock, even if they beneficially own significantly less than 50% of the shares of our outstanding capital stock, the Garcia Parties will continue to be able to effectively control our decisions. For example, if the Garcia Parties hold Class B common stock amounting to 25% of our outstanding capital stock, they would collectively control 77% of the voting power of our capital stock.

As a result, the Garcia Parties have the ability to elect all of the members of our Board and thereby control our policies and operations, including the appointment of management, future issuances of our Class A common stock or other securities, the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions. The interests of the Garcia Parties may not in all cases be aligned with your interests.

In addition, the Garcia Parties can determine the outcome of all matters requiring stockholder approval, cause or prevent a change of control of our company or a change in the composition of our Board, and preclude any acquisition of our company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our company and ultimately might affect the market price of our Class A common stock.

In addition, the Garcia Parties may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you. For example, the Garcia Parties could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. The Garcia Parties may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One of the Garcia Parties, Ernest Garcia, II, is the chairman of the board of directors and controlling shareholder of

DriveTime, which could compete more directly with us in the future. Furthermore, there can be no assurances that DriveTime will enter into any new agreements, arrangements, extensions or renewals of existing agreements or arrangements with us on the same or similar terms, or at all. Our amended and restated certificate of incorporation provides that none of the Garcia Parties or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Garcia Parties also may pursue acquisition opportunities that may otherwise be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

For a description of the dual class structure, see the section “Description of Capital Stock” in the accompanying prospectus.

You may be diluted by future issuances of additional Class A common stock or LLC Units in connection with our incentive plans, acquisitions or otherwise, and future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

We may issue additional shares of Class A common stock in several ways:

By the Board. Our amended and restated certificate of incorporation authorizes us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock or the consideration of and on the terms and conditions established by our Board in its sole discretion, whether in connection with acquisitions or otherwise.

Under the Exchange Agreement with our LLC Unitholders. LLC Unitholders may require Carvana Group to redeem all or a portion of their LLC Units in exchange for, at our election, (1) a cash payment by Carvana Group or (2) newly issued shares of Class A common stock, in each case in accordance with the terms and conditions of the Exchange Agreement. The LLC Operating Agreement authorizes Carvana Group to issue additional LLC Units whether in connection with an acquisition or otherwise. We have entered into a Registration Rights Agreement with certain LLC Unitholders that would require us to register shares issued to them, and we may enter into similar agreements in the future. For more information with respect to the Exchange Agreement, see “Organizational Structure—Exchange Agreement” in the accompanying prospectus.

Under the 2017 Incentive Plan. We have reserved 14.0 million shares of Class A common stock for issuance under the 2017 Incentive Plan. As of May 16, 2019 we have granted 1.3 million restricted stock awards and units and options to purchase 1.0 million shares of Class A common stock to certain consultants, directors and employees. After considering the granted and forfeited awards, we have 10.9 million shares of Class A common stock available for future issuance under our 2017 Incentive Plan as of May 16, 2019.

Any stock that we issue or exchange would dilute the percentage ownership held by the investors who purchase Class A common stock. The market price of shares of our Class A common stock could decline as a result of newly issued or exchanged stock, or the perception that we might issue or exchange stock. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

We and our executive officers and directors and certain of our LLC Unitholders, including the Garcia Parties, subject to certain exceptions, have agreed that, without the prior written consent of Wells Fargo Securities, LLC and Citigroup Global Markets Inc., on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock, subject to certain exceptions. However, these lock-up agreements contain exceptions that permit sales by us or the other lock-up parties under limited circumstances. In addition, Wells Fargo Securities, LLC and Citigroup Global Markets Inc., in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting.”

A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

Our Class A common stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the public offering price.

Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our Class A common stock to fluctuate significantly, including those described elsewhere in this ‘‘Risk Factors’’ section and the documents incorporated by reference in this prospectus supplement, as well as the following:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock or other securities such as this offering or the proposed concurrent notes offering;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

As a result, volatility in the market price of our Class A common stock may prevent investors from being able to sell their Class A common stock at or above the initial public offering price or at all. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

Substantial blocks of our total outstanding shares may be sold into the market,. If there are substantial sales of shares of our Class A common stock, the price of our Class A common stock could decline.

The price of our Class A common stock could decline if there are substantial sales of our Class A common stock (including sales of Class A common stock issuable upon exchange of LLC Units),

particularly sales by our directors, executive officers, and significant stockholders, or if there is a large number of shares of our Class A common stock available for sale. As of May 16, 2019, we have 44.7 million shares of our Class A common stock outstanding. All of the shares of Class A common stock sold in our IPO and the follow-on offering in April 2018 are available for sale in the public market. Substantially all of our outstanding securities convertible into or exchangeable or exercisable for shares of our capital stock, including LLC Units are also available to be sold in the public market, except that our directors, executive officers and certain of our LLC Unitholders, including the Garcia Parties, have entered into lock-up agreements in connection with this offering that will restrict them from selling their shares for an additional 75 days from the date of this prospectus. See “Underwriting — Lock-Up Agreements.” Certain shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

Certain of our LLC Unitholders have rights, subject to conditions, to require us to file registration statements covering Class A common stock issuable to them upon exchange of their LLC Units. We would be required to include certain Class A common shares in registration statements that we may file for ourselves or our stockholders, subject to market standoff and lockup agreements. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Class A common stock available for public trading. We also intend to register shares of common stock that we have issued and may issue under our employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements.

Wells Fargo Securities, LLC and Citigroup Global Markets Inc., in their sole discretion, may release our stockholders from the restrictive provisions contained in the lock-up agreements entered into in connection with this offering prior to the expiration of such restrictive provisions.

The market price of the shares of our Class A common stock could decline as a result of the sale of a substantial number of our shares of Class A common stock in the public market or the perception in the market that the holders of a large number of such shares intend to sell their shares.

We do not intend to pay dividends on our Class A common stock for the foreseeable future.

We currently have no intention to pay dividends on our Class A common stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. Certain of our debt instruments, including the indenture governing the Notes, contain covenants that restrict the ability of our subsidiaries to pay dividends to us. In addition, despite our current indebtedness, we may incur additional debt in the future, and such indebtedness may restrict or prevent us from paying dividends on our Class A common stock.

Furthermore, our ability to declare and pay dividends may be limited by instruments governing future indebtedness we may incur.

Delaware law and certain provisions in our certificate of incorporation may prevent efforts by our stockholders to change the direction or management of our company.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and our amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board, including, but not limited to, the following:

•

the Garcia Parties are entitled to ten votes for each share of our Class B common stock they hold of record on all matters submitted to a vote of stockholders for so long as the Garcia Parties maintain direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units were exchanged for Class A common stock);

•	at such time as there are no outstanding shares of Class B common stock, only our Board may call special meetings of our stockholders;

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	we require advance notice and duration of ownership requirements for stockholder proposals.

Our amended and restated certificate of incorporation also contains a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law (the “DGCL”), and will prevent us from engaging in a business combination with a person (excluding the Garcia Parties and their transferees) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval is obtained prior to the acquisition. See “Description of Capital Stock — Anti-Takeover Provisions” in the accompanying prospectus. These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our Class A common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see “Description of Capital Stock” in the accompanying prospectus.

Our certificate of incorporation provides, subject to certain exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Pursuant to our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate or our bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. The forum selection clause in our certificate may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to remediate material weaknesses in our internal control over financial reporting or otherwise establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

As a public reporting company, we are subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require that, among other things, we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. Our management team, including our chief executive officer and chief financial officer, has limited experience managing a publicly traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies.

In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our independent registered public accounting firm can attest in our Annual Report on Form 10-K as to the effectiveness of our internal control over financial reporting, and in future annual reports. Under this law, we have been required and will continue to be required to document and make significant changes to our internal control over financial reporting.

If our senior management is unable to conclude that we have effective internal control over financial reporting or to certify the effectiveness of such controls; if our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting; or if material weaknesses in our internal control over financial reporting is identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our results of operations and financial condition.

Negative research about our business published by analysts or journalists could cause our stock price to decline. A lack of regularly published research about our business could cause trading volume or our stock price to decline.

The trading market for our Class A common stock depends in part on the research and reports that analysts and journalists publish about us or our business. If analysts or journalists publish inaccurate or unfavorable research about our business, our stock price would likely decline. If we fail to meet the expectations of analysts for our operating results, or if the analysts who covers us downgrade our stock, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities, as the short seller expects to pay less in the covering purchase than it received in the sale. It is therefore in the short seller’s interest for the price of the stock to decline, and some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, often involving deliberate misrepresentations of the issuer’s business prospects and similar matters calculated to create negative market momentum.

As a public entity in a highly digital world, we have been and in the future may be the subject of so-called “fake news,” a type of yellow journalism constructed to look legitimate while consisting of intentional misinformation and misrepresentations deliberately propagated by profiteering short sellers seeking to gain an illegal market advantage by spreading false information concerning our business, financing arrangements and affiliates. In the past, the publication of intentional misinformation concerning us by a disclosed short seller could be associated with the selling of shares of our common stock in the market on a large scale, resulting in a precipitous decline in the market price per share of our common stock. In addition, the publication of intentional misinformation may also result in lawsuits, the uncertainty and expense of which could adversely impact our business, financial condition and reputation.

While utilizing all available tools to defend ourselves and our assets against fake news, there is limited regulatory control, making fake news an ongoing concern for any public company. While we move forward in our business development strategies in good faith, there are no assurances that we will not face more fake news or similar tactics by bad actors in the future, and the market price of our common stock may decline as a result of their actions or the action of other short sellers.

Risks Related to Our Liquidity and the New Notes Offering

Our substantial indebtedness could adversely affect our financial flexibility and our competitive position.

We have a substantial amount of indebtedness, which requires significant interest and principal payments. As of March 31, 2019, after giving effect to the New Notes offering but not our anticipated use of proceeds therefrom, we would have had, on a consolidated basis, $1.2 billion aggregate principal amount of outstanding indebtedness, including $250.0 million related to the New Notes, $343.3 million related to our Existing Notes, net of unamortized debt issuance costs, $434.8 million of borrowing under our Floor Plan Facility between us and Ally Financial and $32.9 million aggregate principal amount outstanding indebtedness represented by our promissory note agreements between us and third-party providers of equipment financing. Also, as of March 31, 2019, we had, on a consolidated basis, $84.1 million of other long-term indebtedness, net of unamortized debt issuance costs, related to our sale leaseback transactions. Our substantial indebtedness could have significant effects on our business and consequences to holder of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our current and future indebtedness, including the notes and our Floor Plan Facility;

•	increase our vulnerability to adverse changes in prevailing economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, the execution of our business strategy and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our cost of borrowing;

•	restrict us from exploiting business opportunities;

•	place us at a disadvantage compared to our competitors that have fewer indebtedness obligations; and

•

limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, indebtedness service requirements, execution of our business strategy and other general corporate purposes.

We expect to use cash flow from operations to meet our current and future financial obligations, including funding our operations, indebtedness service requirements (including payments on the notes) and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.

Our ability to service all of our indebtedness depends on many factors beyond our control, and if we cannot generate enough cash to service our indebtedness, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic, industry, financial, competitive, legislative, legal and regulatory factors and other factors beyond our control. Additionally, some of our indebtedness accrues interest at a variable rate that is based on LIBOR or other market rates. If those interest rates rise, so will the amount we need to pay to satisfy our debt obligations. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

Cash flows from operations are the principal source of funding for us. Our business may not generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital and credit markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations and limit our financial flexibility. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness or increase the cost to us of any such indebtedness, and may cause a default under the terms of our outstanding indebtedness. These alternative measures may not be successful or may be insufficient and, as a result, our liquidity and financial condition could be adversely affected and we may not be able to meet our scheduled indebtedness service obligations.

Despite current indebtedness levels, we may incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We may incur significant additional indebtedness in the future. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. If new debt is added to our currently anticipated indebtedness levels, the related risks that we face could intensify.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $259.4 million, or $298.3 million if the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, after deducting the underwriting discounts but before deducting the estimated offering expenses payable by us. We intend to contribute the net proceeds from this offering to our wholly owned subsidiary, Carvana, that will in turn use such net proceeds to acquire newly-issued Class A Units in Carvana Group at a purchase price per Class A Unit based on the applicable public offering price (5,250,000 Class A Units), less underwriting discounts and commissions. In turn, Carvana Group intends to use the net proceeds, together with the net proceeds, if any, from the concurrent New Notes offering, for general corporate purposes.

We expect these general corporate purposes to include funding working capital, capital expenditures, operating expenses and the selective pursuit of business development opportunities, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. At this time, we have not specifically identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The principal purpose of this offering is to obtain additional capital to fund our operations and growth.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government and/or pay down a portion of the borrowings outstanding under our Floor Plan Facility. Our Floor Plan Facility matures October 31, 2020, and may be extended for an additional 364-day period at the lender’s sole discretion. We are required to make monthly interest payments on borrowings under the Floor Plan Facility at a rate per annum equal to 1-month LIBOR plus 340 basis points.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. Additionally, because we are a holding company, our ability to pay dividends on our Class A common stock may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us. Any future determination to pay dividends on our Class A common stock will be at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, including the indenture governing the Existing Notes and the New Notes, which we expect to issue substantially concurrently with this offering, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board deems relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATION FOR NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax consequences of the purchase, ownership and disposition of our Class A common stock to a non-U.S. holder (as defined below) that purchases shares of our Class A common stock in this offering. This discussion applies only to a non-U.S. holder that holds our Class A common stock as a capital asset, within the meaning of Section 1221 of the Code. For purposes of this discussion, a “non-U.S. holder” means any beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual citizen or resident of the U.S., as defined for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Such an individual is urged to consult his or her own tax advisor regarding his or her status as a resident alien for U.S. federal income tax purposes under these rules and the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock. In the case of a beneficial owner that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in our Class A common stock, then you should consult your tax advisor.

This discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe herein. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion assumes that a non-U.S. holder will hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax (such as U.S. federal estate and gift tax laws or the Medicare tax on certain investment income) or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the United States;

•	financial institutions;

•	insurance companies;

•

an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or a partner in a partnership or a beneficial owner of a pass-through entity that holds our Class A common stock);

•	a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services;

•	brokers, dealers or traders in securities, commodities or currencies;

•	traders that elect to mark–to–market their securities for U.S. federal income tax purposes;

•	persons who hold our Class A common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	controlled foreign corporations or passive foreign investment companies; and

•	tax exempt organizations.

Such non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK. INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF NON-U.S., STATE OR LOCAL LAWS, AND TAX TREATIES.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our Class A common stock (or that we engage in certain redemptions that are treated as distributions with respect to Class A common stock), any such distribution or redemption will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our Class A common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among your shares of Class A common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of Class A common stock that is taxed to you as described below under the heading “Gain on disposition of Class A common stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amounts of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

If you are a non-U.S. holder (including for this purpose, a partnership) and not an individual, you may be subject to a 30% withholding under FATCA even if you are eligible to claim the benefits of a tax treaty if certain information reporting rules are not complied with, as discussed below under “— FATCA”

Gain on Disposition of Class A Common Stock

Subject to the discussions below of the backup withholding tax and FATCA withholding, you generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our Class A common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base;

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

If you are a person described in the first bullet point above, you generally will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty). If you are an individual described in the second bullet point above, you generally will be subject to a flat 30% tax on the gain derived from the sale (unless an applicable tax treaty provides otherwise), which may be offset by U.S.-source capital losses. With respect to the third bullet point above, we believe that we are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain in respect of our Class A common stock as long as our Class A common stock is traded on an established securities market and such non-U.S. holder actually or constructively owned no more than 5% of our Class A common stock during the specified testing period.

Information Reporting and Backup Withholding

The applicable withholding agent must file information returns with the IRS in connection with dividends paid to you on shares of our Class A common stock. The IRS may make this information available to the tax authorities in the country in which you are resident. In addition, you may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on shares of Class A common stock, unless, generally, you certify under penalties or perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that you are not a U.S. person or you otherwise establish an exemption.

Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our Class A common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting and may be subject to backup withholding, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of dividends from our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Initially, in addition to applying to payments of dividends, the FATCA rules initially applied to the gross proceeds from the sale or other disposition (including a retirement or redemption) of our Class A common stock if such sale or other disposition occurred after December 31, 2018. However, under proposed IRS regulations, the FATCA rules will not apply to the gross proceeds from the sale of other disposition of equity or debt instruments (including our Class A common stock)—those rules have, in effect, been repealed. In the preamble to the proposed regulations, the IRS provided that taxpayers may rely upon this repeal until the issuance of final regulations.

The FATCA withholding tax will apply to all withholdable payments made to a nonexempt foreign financial institution or nonfinancial foreign entity, regardless of whether such institution or entity is the beneficial owner of such payment or an intermediary and without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from, or reduction of, withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. If there is FATCA withholding, beneficial owners that are not foreign financial institutions and are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction, if any. We will not pay additional amounts to beneficial owners of tour Class A common stock in respect of any amounts withheld.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE TAX LAWS.

UNDERWRITING

We and the underwriters named below, for whom Wells Fargo Securities, LLC and Citigroup Global Markets Inc. are acting as representatives, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective numbers of shares of Class A common stock appearing opposite their names in the table below:

Underwriter	Number of Shares
Wells Fargo Securities, LLC	1,995,000
Citigroup Global Markets Inc.	1,575,000
Deutsche Bank Securities Inc.	630,000

Total	4,200,000

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The shares of Class A common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock offered by this prospectus supplement if any are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Option to Purchase Additional Shares

The underwriters have an option to purchase up to an additional 630,000 shares of our Class A common stock at the public offering price per share set forth on the cover page of this prospectus supplement. They may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our Class A common stock in proportion to their respective commitments set forth in the prior table.

Discounts and Commissions

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at that price less a concession of not more than $1.95 per share. After the initial offering, the public offering price and concession to dealers may be changed.

The following table summarizes the underwriting discounts and commissions and the proceeds, before expenses, payable to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their option to purchase additional shares:

		Total
	Per Share	Without Option	With Option
Public offering price	$65.00	$273,000,000	$313,950,000
Underwriting discounts and commissions to be paid by us	$3.25	$13,650,000	$15,697,500
Proceeds, before expenses, to us	$61.75	$259,350,000	$298,252,500

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $500,000. We have agreed to reimburse the underwriters for their expenses, in the amount of $50,000, relating to clearance of the offering with the Financial Industry Regulatory Authority, or FINRA, which amount is deemed by FINRA to be underwriting compensation.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our directors and executive officers and the Garcia Parties, have agreed, subject to specified exceptions, that, without the prior written consent of Wells Fargo Securities, LLC and Citigroup Global Markets Inc., we and they will not, during the period from the date of the filing of the preliminary prospectus supplement filed in connection with this offering through and including the date that is the 75th day after the date of this prospectus supplement (the “restricted period”), directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, including units;

•

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•

enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, including units;

whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock, units or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

The restrictions in the immediately preceding paragraph will be subject to a number of limited exceptions, including: (1) certain transfers by will or by intestate succession; (2) gifts not requiring a filing under Section 16(a) of the Exchange Act; (3) certain transfers to partners or members of a partnership or limited liability company not requiring a filing under Section 16(a) of the Exchange Act; (4) transfers by operation of law not requiring a filing under Section 16(a) of the Exchange Act or, to the extent such a filing is required, the relevant filing states the transfer was pursuant to operations of law; (5) in any exchange of units and a corresponding number of shares of our Class B common stock into or for shares of our Class A common stock; (6) pursuant to a third party tender offer or a merger involving a change of control of us occurring after this offering that has been approved by our board of directors; (7) pursuant to the exercise of options to purchase common stock under stock option or incentive plans disclosed in this prospectus supplement; (8) transfers to us pursuant to the “cashless” exercise of options or for satisfying any withholding taxes; (9) transfers to us in connection with the termination of service of an employee; (10) the establishment of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 plan”); provided that no sales under any such 10b5-1 plan occur during the restricted period; (11) and any sale, transfer or other disposition pursuant to any 10b5-1 plan existing on the date hereof, provided that to the extent a public filing under the Exchange Act is required in connection with such sale, transfer or other disposition, such filing shall include a statement to the effect that the sale, transfer or other disposition was made pursuant to such existing 10b5-1 plan; (12) with respect to certain entities associated with Ernest Garcia, II, any capital stock which was pledged as collateral to secure the obligations of such entities pursuant to the margin loan agreement entered into by such entities on September 21, 2018; and (13) with respect to us, (a) the issuance of Class A common stock to the underwriters pursuant to this offering, (b) the issuance of shares and options to purchase shares of Class A common stock pursuant to certain equity incentive plans, (c) the issuance of Class A common stock upon exercise of stock options issued under certain equity incentive plans or upon the vesting, exercise or conversion of warrants or convertible securities and (d) the issuance of up to 10% of the number of shares of Class A common stock outstanding as of the closing date of this public offering in connection with an acquisition or business combination.

Wells Fargo Securities, LLC and Citigroup Global Markets Inc. may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements. Any determination to release any shares or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “CVNA”.

Stabilization

In order to facilitate this offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our Class A common stock. Specifically, the underwriters may sell more shares of Class A common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of Class A common stock available for purchase by the underwriters under the option to purchase additional shares. The underwriters may close out a covered short sale by exercising their option to purchase additional shares or purchasing Class A common stock in the open market. In determining the source of Class A common stock to close out a covered short sale, the underwriters may consider, among other things, the market price of Class A common stock compared to the price payable under the option to purchase additional shares. The underwriters may also sell shares of Class A common stock in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Class A common stock in the open market to stabilize the price of our Class A common stock, so long as stabilizing bids do not exceed a specified maximum. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing Class A common stock in this offering if the underwriting syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock.

The foregoing transactions, if commenced, may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock.

The foregoing transactions, if commenced, may be effected on the NYSE or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our Class A common stock.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Wells Fargo Securities, LLC, one of the underwriters, advised us in connection with a $350 million auto loan securitization, in which we sold loans to a securitization trust and received proceeds from the issuance and sale of rated notes, a strip security and certificates. The transaction priced on March 26, 2019 and Wells Fargo Bank, National Association, acted as an indenture trustee. Concurrently with this offering, certain of the underwriters are also acting as initial purchasers in a separate offering exempt from registration under the Securities Act of $250.0 million aggregate principal amount of new 8.875% senior notes due 2023, pursuant to a separate offering memorandum. In addition, certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of us or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the Class A common stock may not be offered or sold, directly or indirectly, and neither of this prospectus supplement nor any other offering material or advertisements in connection with the Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell Class A common stock offered by this prospectus supplement in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of Class A common stock which are the subject of the offering contemplated by this prospectus supplement (the “Shares”), may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement, the accompanying prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive, or qualified investors, that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus supplement, the accompanying prospectus and their respective contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, or any of their respective contents.

The distribution of this prospectus supplement or the accompanying prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Financial Services and Markets Act of 2000. No person falling outside those categories should treat this prospectus supplement or the accompanying prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus supplement or the accompanying prospectus are advised that we, the underwriters and any other person that communicates this prospectus supplement or the accompanying prospectus are not, as a result solely of communicating this prospectus supplement or the accompanying prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus supplement or the accompanying prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

France

This prospectus supplement and accompanying prospectus (including any amendment, supplement or replacement hereto or thereto) have not been approved either by the Autorité des Marchés Financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des Marchés Financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France within the meaning of Article L. 411-1 of the French Code Monétaire et Financier except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement or accompanying prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the securities, or distribution of a prospectus or any other offering material relating to the securities. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the securities within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of securities, and (ii) that it will distribute in Germany any offering material relating to the securities only under circumstances that will result in compliance with the applicable rules and regulations of Germany. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of Class A common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of Class A common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of Class A common stock in Switzerland.

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

Neither this prospectus supplement or the accompanying prospectus is a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. They do not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus supplement and the accompanying prospectus do not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001

(Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement or the accompanying prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or the accompanying prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompany prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice of Recommendations of Investment Products).

Greece

The securities have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. The securities may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

Dubai International Finance Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus are intended for distribution only to Professional Clients who are not natural persons. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved these documents nor taken steps to verify the information set out in these documents, and has no responsibility for therefor. The securities to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of these documents you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Some of the partners of Kirkland & Ellis LLP are investors in, or are partners in partnerships that are investors in, the issuer of common stock in this offering.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference into this prospectus supplement certain documents that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference into this prospectus supplement the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act), which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2019;

•	our Current Reports on Form 8-K filed on February 27, 2019 (with respect to Items 5.02 and 9.01 only), April 2, 2019, April 22, 2019, April 25, 2019 and April 26, 2019; and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A filed on April 27, 2017, including any amendment or report filed for the purpose of updating this description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Notwithstanding the statements in the foregoing paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated by reference in this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Carvana Co.

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

Attn: Investor Relations Department

Phone: (480) 719-8809

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement is accompanied by a base prospectus, which is part of the registration statement, but the base prospectus does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. We will provide, without charge, upon written request or oral request, a copy of any or all of the documents that are exhibits to the Registration Statement. Such requests should be directed to Carvana Co. at 1930 W. Rio Salado Parkway, Attn: Investor Relations Department, Attn: Investor Relations Department.

PROSPECTUS

Carvana Co.

Class A Common Stock

We may offer and sell shares of Class A common stock, par value $0.001 per share, from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “CVNA.”

We have two classes of common stock: Class A common stock and Class B common stock. Holders of the Class A common stock are entitled to one vote per share. Ernest Garcia, II, Ernest Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units” and together with the Class A Units (“LLC Units”)) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock). All other holders of Class B common stock are each entitled to one vote per share. All holders of Class A and Class B common stock vote together as a single class except as otherwise required by applicable law. Holders of the Class B common stock do not have any right to receive dividends or distributions upon the liquidation or winding up of Carvana Co.

This prospectus may not be used to offer or sell any common stock unless accompanied by a prospectus supplement.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Investing in our Class A common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” in the applicable prospectus supplement and under similar headings in other documents incorporated by reference in this prospectus and such prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the shares of Class A common stock described in this prospectus. As allowed by the SEC’s rules, this prospectus provides a general description of our Class A common stock. Each time we sell Class A common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus or any associated “free writing prospectus.” We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. In this prospectus, any reference to an applicable prospectus supplement may refer to a “free writing prospectus,” unless the context otherwise requires. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document.

We urge you to read carefully this prospectus and any accompanying prospectus supplement, together with the information incorporated herein and therein by reference as described under the heading “Incorporation of Documents By Reference,” before deciding whether to invest in the Class A common stock being offered.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “Carvana” and “our company” refer to and similar references refer to Carvana Co. and its consolidated subsidiaries, including Carvana Group, LLC and its subsidiaries (“Carvana Group”).

COMPANY OVERVIEW

Carvana is a leading e-commerce platform for buying and selling used cars. We are transforming the used car sales experience by giving consumers what they want—a wide selection, great value and quality, transparent pricing and a simple, no-pressure transaction. Each element of our business, from inventory procurement to fulfillment and overall ease of the online transaction, has been built for this singular purpose.

We provide a refreshingly different and convenient car buying experience that can save buyers time and money. On our platform, consumers can research and identify a vehicle, inspect it using our patented 360-degree vehicle imaging technology, obtain financing and warranty coverage, purchase the vehicle, and schedule delivery or pick-up, all from their desktop or mobile devices. Our transaction technologies and online platform transform a traditionally time consuming process by allowing customers to secure financing, complete a purchase and schedule delivery online in as little as 10 minutes.

We were incorporated in Delaware on November 29, 2016. Our Class A common stock is listed on the NYSE under the symbol “CVNA.” Our principal executive office is located at 1930 W. Rio Salado Parkway, Tempe, Arizona 85281, and our telephone number is (480) 719-8809. Our website address is www.carvana.com. This website address is not intended to be an active link, and information on, or accessible through, our website should not be construed to be part of this prospectus.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated from time to time by our subsequent filings with the SEC, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus and the accompanying prospectus supplement. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation and the effectiveness and completion of this offering are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our history of losses and ability to maintain profitability in the future;

•	our ability to effectively manage our rapid growth;

•	our ability to maintain customer service quality and reputational integrity and enhance our brand;

•	our limited operating history;

•	the seasonal and other fluctuations in our quarterly operating results;

•	our relationship with DriveTime Automotive Group, Inc.;

•	our management’s accounting judgments and estimates, as well as changes to accounting policies;

•	our ability to compete in the highly competitive industry in which we participate;

•	the changes in prices of new and used vehicles;

•	our ability to acquire desirable inventory;

•	our ability to sell our inventory expeditiously;

•	our ability to sell and generate gains on the sale of automotive finance receivables;

•	our dependence on the sale of automotive finance receivables for a substantial portion of our gross profits;

•	our reliance on credit data for the automotive finance receivables we sell;

•	our ability to successfully market and brand our business;

•	our reliance on internet searches to drive traffic to our website;

•	our ability to comply with the laws and regulations to which we are subject;

•	the changes in the laws and regulations to which we are subject;

•	our ability to comply with the Telephone Consumer Protection Act of 1991;

•	the evolution of regulation of the Internet and e-commerce;

•	our ability to grow complementary product and service offerings;

•	our ability to address the shift to mobile device technology by our customers;

•	risks related to the larger automotive ecosystem;

•	the geographic concentration where we provide services and recondition and store vehicle inventory;

•	our ability to obtain affordable inventory insurance;

•	our ability to raise additional capital;

•	our ability to maintain adequate relationships with the lenders that finance our vehicle inventory purchases;

•	the representations we make with respect to our finance receivables we sell;

•	our reliance on our proprietary credit scoring model in the forecasting of loss rates;

•	our reliance on internal and external logistics to transport our vehicle inventory;

•

the risks associated with the construction and operation of our inspection and reconditioning centers, hubs and vending machines, including our dependence on one supplier for construction and maintenance for our vending machines;

•	our ability to finance vending machines and inspection and reconditioning centers;

•	our ability to protect the personal information and other data that we collect, process and store;

•	disruptions in availability and functionality of our website;

•	our ability to protect our intellectual property, technology and confidential information;

•	our ability to defend against claims that our employees, consultants or advisors have wrongfully used or disclosed trade secrets or intellectual property;

•	our ability to defend against intellectual property disputes;

•	our ability to comply with the terms of open source licenses;

•	conditions affecting automotive manufacturers, including manufacturer recalls;

•	our reliance on third party technology to complete critical business functions;

•	our dependence on key personnel to operate our business;

•	the resources required to comply with public company obligations;

•	the diversion of management’s attention and other disruptions associated with potential future acquisitions;

•	the restrictions that could limit the flexibility in operating our business imposed by the covenants contained in the indenture governing our senior unsecured notes;

•	the legal proceedings to which we may be subject in the ordinary course of business;

•	risks related to changes in the availability or cost of the financing to support the origination and sale of automotive finance receivables;

•	risks related to retained interests in the automotive finance receivables we originate; and

•	risks relating to our corporate structure and tax receivable agreements.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference herein.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless indicated otherwise in any applicable prospectus supplement, we intend to contribute the net proceeds from the sale of shares of Class A common Stock offered by us under this prospectus and any related prospectus supplement to our wholly owned subsidiary, Carvana Co. Sub LLC (“Carvana Sub”), that will in turn use such net proceeds to acquire newly-issued Class A Units in Carvana Group at a purchase price per Class A Unit based on the applicable public offering price, less any applicable underwriting discounts and commissions. In turn, Carvana Group intends to use the net proceeds for general corporate purposes, which may include, but are not limited to, funding working capital, capital expenditures, operating expenses, repayment of existing indebtedness and the selective pursuit of business development opportunities, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. Additional information on the use of net proceeds from the sale of shares of Class A common stock that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

ORGANIZATIONAL STRUCTURE

Overview

Carvana Co. is a Delaware corporation formed to serve as a holding company that holds an indirect interest in Carvana Group through its wholly owned subsidiary, Carvana Sub. Carvana Sub is a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes. Neither Carvana Co. nor Carvana Sub engaged in any business or other activities other than in connection with their formation prior to Carvana Co.’s initial public offering (the “IPO”). Carvana Co.’s. sole asset is the capital stock of its wholly owned subsidiary, Carvana Sub, whose only assets are a membership interest in Carvana Group and a 0.1% ownership interest in Carvana, LLC, and operates and controls all of the business and affairs and consolidates the financial results of Carvana Group. The operating agreement of Carvana Group provides for two classes of common ownership interests in Carvana Group (one held by certain employees and consultants subject to vesting and a participation threshold, and one held by the other Carvana Group owners, including the Garcia Parties and Carvana Sub). We, Carvana Sub and holders of the LLC Units (the “LLC Unitholders”) are also parties to an exchange agreement (the “Exchange Agreement”) under which each LLC Unitholder (and certain permitted transferees thereof) may (subject to the terms of the Exchange Agreement) exchange their LLC Units for shares of our Class A common stock. To the extent such owners also hold Class B common stock, they will be required to deliver to Carvana Sub a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased.

The following diagram depicts our organizational structure. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)

Shares of Class A common stock and Class B common stock vote as a single class. Each outstanding share of Class A common stock is entitled to one vote on all matters to be voted on by stockholders generally. The shares of Class B common stock have no economic rights. Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally for so long as the Garcia Parties maintain direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units and Class B Units were exchanged for Class A common stock). All other shares of our Class B common stock entitle their holder to one vote per share on all matters to be voted on by stockholders generally. In accordance with the Exchange Agreement, LLC Unitholders are entitled to exchange LLC Units, together with shares of Class B common stock in the case of certain Class A Units, for shares of Class A common stock determined in accordance with the Exchange Agreement or, at our election, for cash.

Incorporation of Carvana Co.

Carvana Co. was incorporated in Delaware on November 29, 2016. Our amended and restated certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock. In addition, our amended and restated certificate authorizes shares of undesignated preferred stock (including our Class A Convertible Preferred Stock), the rights, preferences and privileges of which may be designated from time to time by our Board. Our Class A common stock, Class B common stock and Class A Convertible Preferred Stock have the terms described in “Description of Capital Stock.”

Amended and Restated Operating Agreement of Carvana Group

The operations of Carvana Group, and the rights and obligations of the LLC Unitholders, are set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Carvana Group, LLC, which we refer to as the “LLC Operating Agreement.”

Manager. Our wholly owned subsidiary, Carvana Sub, is a member and the sole manager of Carvana Group. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of Carvana Group without the approval of any other member, unless otherwise stated in the LLC Operating Agreement. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Carvana Group and the day-to-day management of Carvana Group’s business. Pursuant to the LLC Operating Agreement, Carvana Sub cannot be removed, under any circumstances, as the sole manager of Carvana Group except by our election.

Compensation. Carvana Sub is not entitled to compensation for our services as manager. We and Carvana Sub are entitled to reimbursement by Carvana Group for fees and expenses incurred on behalf of Carvana Group, including all expenses associated with this offering and maintaining our corporate existence.

Recapitalization. The LLC Operating Agreement provides for the Class A Units and Class B Units, which we refer to collectively as the “LLC Units.” The LLC Operating Agreement also reflects unlimited authorized LLC Units. Each LLC Unit entitles the holder to a pro rata share of the net profits and net losses and distributions of Carvana Group. Holders of LLC Units have no voting rights, except as expressly provided in the LLC Operating Agreement.

Distributions. The LLC Operating Agreement requires that tax distributions be made by Carvana Group to its members. Tax distributions generally will be made quarterly (i) to each member of Carvana Group holding non-convertible preferred units (currently only Carvana Sub), on a pro rata basis, based on the net taxable income of Carvana Group allocable to the holder of such convertible preferred units, (ii) to each member of Carvana Group holding Class A Units, including us, on a pro rata basis, based on the net taxable income of Carvana Group, and (iii) to each member of Carvana Group holding Class B Units, based on such member’s allocable share of the net taxable income of Carvana Group, in each case calculated at an assumed tax rate. Tax distributions made in respect of the convertible preferred units will be calculated at the assumed tax rate that is determined to be sufficient for Carvana Sub to pay its actual, current income tax obligations with respect to the net taxable income allocated by Carvana Group to Carvana Sub in respect of such convertible preferred units, and thus are expected to be calculated at a lower effective tax rate than tax distributions made in respect of the Class A Units and Class B Units. Additionally, the tax rates used to determine tax distributions will apply regardless of the actual final tax liability of any such member. We expect Carvana Group may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A common stock and Class A Convertible Preferred Stock.

Exchange Rights. The LLC Operating Agreement provides that the LLC Unitholders other than Carvana Sub (and certain permitted transferees thereof) may, pursuant to the terms of the Exchange Agreement, exchange their LLC Units for shares of our Class A common stock or cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. As a holder exchanges its LLC Units, our interest in Carvana Group will be correspondingly increased. See “—Exchange Agreement.”

Issuance of LLC Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), our wholly owned subsidiary, Carvana Sub, will be required to acquire from Carvana Group a number of LLC Units equal to 1.25 times the number of shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation subject to adjustment as set forth in the Exchange Agreement. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Carvana Group or its subsidiaries, we will cause Carvana Sub to make, or be deemed to make, a capital contribution to Carvana Group equal to the aggregate value of such shares of Class A common stock, and Carvana Group will issue to Carvana Sub a number of LLC Units equal to 1.25 times the number of shares of Class A common stock we issued subject to adjustment as set forth in the Exchange Agreement. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Carvana Group or its subsidiaries, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and Carvana Sub will be deemed to have sold directly to Carvana Group (or the applicable subsidiary of Carvana Group) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Carvana Group or its subsidiaries, on each applicable vesting date Carvana Sub will be deemed to have sold to Carvana Group (or such subsidiary) the number of vested shares at a price equal to the market price per share, Carvana Group (or such subsidiary) will deliver the shares to the applicable person, and Carvana Sub will be deemed to have made a capital contribution in Carvana Group equal to the purchase price for such shares in exchange for a number of LLC Units corresponding to the ratio of shares of Class A common stock to LLC Units.

Maintenance of Four-to-Five Ratio of Shares of Class A Common Stock and LLC Units Owned by Carvana Co. The LLC Operating Agreement requires that (1) we at all times maintain a ratio of 1.25 LLC Units owned by Carvana Sub for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities and subject to adjustment as set forth in the Exchange Agreement, and taking into account Carvana Sub’s 0.1% ownership interest in Carvana, LLC), and (2) Carvana Group at all times maintain a four-to-five ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by Carvana Sub.

Transfer Restrictions. The LLC Operating Agreement generally does not permit transfers of LLC Units by members, subject to limited exceptions. Any transferee of LLC Units that is admitted as a member of Carvana Group must assume all of the obligations of a transferring member with respect to the transferred units.

Dissolution. The LLC Operating Agreement provides that Carvana Group may be dissolved voluntarily only at the election of the manager. In addition to a voluntary dissolution, Carvana Group will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up Carvana Group; (2) second, to pay debts and liabilities owed to creditors of Carvana Group, other than members; (3) third, to pay debts and liabilities owed to members; and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in Carvana Group (after accounting for the participation thresholds of outstanding Class B Units and as determined based on the number of vested LLC Units held by a member relative to the aggregate number of all outstanding vested LLC Units).

Confidentiality. Each member agrees to maintain the confidentiality of Carvana Group’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by our chief executive officer.

Indemnification and Exculpation. The LLC Operating Agreement provides for indemnification of the manager, members and officers of Carvana Group and their respective subsidiaries or affiliates. To the extent permitted by applicable law, Carvana Group will indemnify us, Carvana Sub as its manager, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, Carvana Sub, as the manager, and the authorized officers and other employees and agents of Carvana Group will not be liable to Carvana Group, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud or intentional misconduct.

Amendments. The LLC Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding LLC Units. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the manager or the dissolution of Carvana Group may be amended without the consent of the manager.

Exchange Agreement

Pursuant to the Exchange Agreement, each LLC Unitholder other than Carvana Sub (and certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their LLC Units for shares of our Class A common stock or, at our election, for cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased. LLC Unitholders may exchange LLC Units for shares of our Class A common stock (or, at our election, for cash) at any time upon their election.

When an LLC Unitholder exchanges Class A Units and, if applicable, shares of Class B common stock, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock (the “Class A Common Stock Value”) multiplied by 0.8 times the number of Class A Units being exchanged. The Class A Common Stock Value will equal the average of the volume weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange.

Class B Units are subject to vesting and a participation threshold, and as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A Common Stock equal to the Class A Common Stock Value less the applicable participation threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the Class A Common Stock Value, subject to adjustment as set forth in the Exchange Agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our Class A common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC.

General

Our amended and restated certificate of incorporation (our “certificate”) authorizes capital stock consisting of:

•	500,000,000 shares of Class A common stock, par value $0.001 per share;

•	125,000,000 shares of Class B common stock, par value $0.001 per share; and

•	50,000,000 shares of undesignated preferred stock, with a par value per share that may be established by the Board in the applicable certificate of designations.

As of May 16, 2019 we had 44,734,714 and 101,380,607 shares of our Class A common stock and Class B common stock issued and outstanding, respectively.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which have been filed with the SEC.

Certain provisions of our certificate and our amended and restated bylaws (our “bylaws”) summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock will vote together with holders of our Class B common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate of incorporation described below or as otherwise required by applicable law or the certificate.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder; provided that each holder that, together with its affiliates (which, in the case of the Garcia Parties, includes each other Garcia Party), (1) beneficially owned 50% or more of the LLC Units immediately following the completion of the IPO and (2) as of the applicable record date or other date of determination maintains direct or indirect beneficial ownership of an aggregate of at least 25% of the outstanding shares of Class A common stock (determined assuming that each LLC Unit held by holders other than Carvana Sub were exchanged for Class A common stock), is entitled to ten votes for each share of Class B common stock held of record by such holder. As a result, because only the Garcia Parties met the 50% ownership threshold at the completion of the IPO, only the Garcia Parties are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. The Garcia Parties holding shares of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders when the Garcia Parties’ direct or indirect beneficial ownership of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is less than 25%. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate of incorporation described below or as otherwise required by applicable law or the certificate.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Holders of Class A Units own 100% of our outstanding Class B common stock.

Preferred Stock

Under the terms of our certificate, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Forum Selection

Our certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the DGCL, our certificate or our bylaws or (4) any other action asserting a claim against the company or any director or officer of the company that is governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Anti-Takeover Provisions

Our certificate, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders. These provisions include:

Dual Class of Common Stock. As described above in “—Class A Common Stock “ and “—Class B Common Stock,” our certificate provides for a dual class common stock structure pursuant to which the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock), thereby giving the Garcia Parties the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, and current investors, executives and employees with the ability to exercise significant influence over those matters.

Classified Board. Our certificate provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Our Board currently has six members.

Stockholder Action by Written Consent. Our certificate precludes stockholder action by written consent at any time the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock held of record on all matters submitted to a vote.

Special Meetings of Stockholders. Except as required by law, special meetings of our stockholders shall be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, (1) at any time when the Garcia Parties beneficially own any of our Class B common stock, special meetings of our stockholders shall also be called by our Board or the chairman of our Board at the request of the Garcia

Parties and (2) at any time when the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, special meetings of our stockholders shall also be called by holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote on all matters to be voted on by stockholders generally, voting together as a single class. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, such advance notice procedure does not apply to the Garcia Parties. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies. Directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class. In addition, our certificate provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled at any time when the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, either (1) upon the affirmative vote of a majority in voting power of all outstanding shares of capital stock entitled to vote thereon, voting together as a single class or (2) if no such appointment has been made by the tenth day following the occurrence of the vacancy, or if such shareholders holding a majority in voting power of all outstanding shares of capital stock notify our Board that no appointment shall be made, by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. At any time the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director.

Supermajority Approval Requirements. Our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate. For as long as the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. When the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate requires a greater percentage.

At any time when the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply when holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote) in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations. We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the company for a three-year period. This provision may encourage companies interested in acquiring the company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that the Garcia Parties, and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than directors or stockholders acting in their capacity as our director or as a stockholder, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Carvana Co. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Carvana Co. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

Our Class A common stock is listed on the NYSE under the trading symbol “CVNA.”

PLAN OF DISTRIBUTION

We may sell our Class A common stock from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell our Class A common stock to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We may distribute our Class A common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of our Class A common stock, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;

•	the purchase price of shares of our Class A common stock or other consideration therefor and the proceeds, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional shares of Class A common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our Class A common stock may be listed.

Only underwriters named in a prospectus supplement will be underwriters of our Class A common stock offered by that prospectus supplement. Dealers and agents participating in the distribution of our Class A common stock may be deemed to be underwriters and compensation received by them on resale of our Class A common stock may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the shares of our Class A common stock for their own account and may resell the shares of our Class A common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of our Class A common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the shares of our Class A common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of our Class A common stock offered by the prospectus supplement, other than the shares of our Class A common stock covered by any option to purchase additional shares of Class A common stock. If a dealer is used in the sale of the shares of our Class A common stock, we or an underwriter will sell the shares of our Class A common stock to the dealer, as principal. The dealer may then resell the shares of our Class A common stock to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may sell Class A common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our Class A common stock and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NYSE may engage in passive market making transactions in our Class A common stock on the NYSE in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our Class A common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of our Class A common stock offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are investors in, or are partners in partnerships that are investors in, the issuer of Class A common stock. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospective supplement.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Class A common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2019;

•	our Current Reports on Form 8-K filed on February 27, 2019 (with respect to Items 5.02 and 9.01 only), April 2, 2019, April 22, 2019, April 25, 2019 and April 26, 2019; and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A filed on April 27, 2017, including any amendment or report filed for the purpose of updating this description.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the Class A common stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Carvana Co.

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

Attn: Investor Relations Department

Phone: (480) 719-8809

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

4,200,000 Shares

Carvana Co.

PROSPECTUS SUPPLEMENT

May 21, 2019

Wells Fargo Securities	Citigroup	Deutsche Bank Securities